Exhibit 10.36





                Letter Agreement and Restated Amendment No. 1 to

                       Loan Agreement and Promissory Note


     This Letter Agreement and Restated Amendment No. 1 dated as of the 18 day of March, 1999 (hereinafter "Restated Agreement No. 1"), is made between Challenger Oil Services, PLC, a company organized under the laws of England, Company Registration No. 3449260, with its principal office located at 72 New Bond Street, London W1Y9DD, England (hereinafter called "Challenger"), and Chaparral Resources, Inc., a Colorado corporation, with an office located at 2211 Norfolk, Suite 1150, Houston, Texas 77098, (hereinafter called "Chaparral"). Challenger and Chaparral are hereinafter collectively referred to as the "Parties".

     WHEREAS, the Parties have entered into a Loan Agreement and Promissory Note, both dated September 10, 1998, pursuant to which Chaparral has loaned Challenger one million, eight thousand seven hundred and sixty eight United States Dollars (US$1,008,768) (the "Principal Amount"); and

     WHEREAS, after the Loan Agreement and Promissory Note were executed, the Parties subsequently executed a document entitled Amendment No. 1 to the Loan Agreement which was stated to be effective as of September 10, 1998 ("Amendment No. 1"); and

     WHEREAS, the Parties wish to further amend the Loan Agreement and Promissory Note to reflect certain changes agreed to by them;

     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements set forth below, Challenger and Chaparral agree as follows:

1. Capitalized terms used herein shall have the same meaning as in the Loan Agreement unless otherwise specified. In the event there is any conflict between the provisions of this Restated Amendment No. 1 and the Loan Agreement or Promissory Note, the provisions of this Restated Amendment No. 1 shall govern.

2. This Restated Amendment No. 1 shall be substituted for and shall replace the Amendment No. 1 referred to in the preamble, which shall be null and void, ab initio, and of no further force and effect.

3.   Paragraph 3.1 of the Loan Agreement is amended to read as follows:

     "The Parties agree that until the first payment is made by or on behalf of KKM to Challenger towards amounts owed by KKM under invoices for January 1999 services which Challenger will soon be issuing to KKM under the Drilling Contract, as amended, or March 1, 1999, whichever shall first occur ("Repayment Commencement Date"), interest on the Loan shall accrue at the Interest Rate."



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4.   In recognition of the change in the term of the Drilling  Contract  between
     Challenger and KKM, in which Chaparral has an indirect interest through its wholly owned subsidiary Central Asian Petroleum (Guernsey), Inc., which has an interest in KKM, the first sentence of Paragraph 3.2 of the Loan Agreement and the first sentence of Paragraph 1.1(b) of the Promissory Note are amended to provide as follows:

     "Beginning on the date of the first payment made by or on behalf of KKM to Challenger towards amounts owed by KKM under invoices for January 1999 services which Challenger will soon be issuing to KKM under the Drilling Contract, and on the dates of the next twenty-three monthly payments to be made by or on behalf of KKM to Challenger towards amounts arising under the next twenty-three (23) monthly invoices to be issued by Challenger to KKM under the Drilling Contract, Maker will pay to Payee the amount of forty-two thousand and thirty-two United States dollars and twenty-five cents (US$42,032.25) plus interest at the Interest Rate on the unpaid principal of the Loan Amount."

5. In recognition of the change in the term of the Drilling Contract between Challenger and KKM, in which Chaparral has an indirect interest through its wholly owned subsidiary Central Asian Petroleum (Guernsey), Inc., which has an interest in KKM, Paragraph 3.3 of the Loan Agreement is deleted and replaced with the following:

     "Challenger agrees that effective as of the date of the first payment made by or on behalf of KKM to Challenger towards amounts owed by KKM under invoices for January 1999 services which Challenger will soon be issuing to KKM under the Drilling Contract, it shall assign to an independent third party financial institution selected by CRI ("Fiscal Agent"), the right to receive all payments made or to be made by KKM under the Drilling Contract. CRI selects such Fiscal Agent to be Chase Bank of Texas, N.A., located at 712 Main Street, 3 CBB East, Houston, Texas 77002-8087. Upon receipt of such payments from, or made on behalf of, KKM, the Fiscal Agent shall be instructed to immediately pay to CRI the amount of forty-two thousand and thirty-two United States dollars and twenty-five cents (US$42,032.25), plus the quarterly interest payment when due and any late fees, defaults or other charges permitted to be collected by CRI hereunder (which amount shall be provided to the Fiscal Agent by CRI not later than ten (10) days prior to the end of each calendar quarter). The Fiscal Agent shall also be instructed that any amounts received by the Fiscal Agent from KKM which are in excess of the foregoing, will be promptly paid to Challenger within three (3) days after their receipt by the Fiscal Agent."

6. Except as otherwise amended herein, the Loan Agreement and Promissory Note shall remain unchanged and shall continue in full force and effect as originally written.

7. There exists in the files of Chaparral and Challenger an agreement between Challenger and Chaparral which purports to be effective as of April 7, 1998 (the "Letter of Credit Agreement") pursuant to which Chaparral is allegedly required to post a letter of credit to secure the obligations of KKM under the Drilling Contract in the event of certain changes in the executive management or control of Chaparral. It is agreed by Chaparral and Challenger that immediately upon execution of this Restated Amendment No. 1, the Letter of Credit Agreement shall be deemed to be invalid, unenforceable and void from the beginning.

8. In view of the fact that Chaparral is a publicly traded company, Challenger herein represents that neither it nor any of its affiliates has made any payment or promise to pay any funds or other offer or gift of anything of value, directly or indirectly, to or for the use or benefit of any officer or director of Chaparral in connection with the Drilling Contract or any amendments made thereto. Furthermore, Challenger shall provide to Chaparral on or before May 1, 1999, full and appropriate documentation that all proceeds of the Loan Agreement wired to Mr. Yalmez Tatanaki's personal bank accounts flowed from such personal bank accounts to either a Challenger bank account or to a creditor of Challenger in payment of a valid Challenger debt.

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     IN  WITNESS  WHEREOF,  the  Parties  hereto  have  executed  this  Restated
Amendment No. 1 as of the date first above written.

CHAPARRAL RESOURCES, INC.                    CHALLENGER OIL SERVICES, PLC


By: /s/ Dr. Jack Krug                        By: /s/ Y.S. Tatanaki
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